Introducing the Next Generation of Lighting -- Breakthrough Digital Light Bulbs Make Super-Efficient Lighting Truly Affordable for the Mass Market

Wednesday October 6, 5:50 am ET

FT. LAUDERDALE, Fla.--(BUSINESS WIRE)--Oct. 6, 2004--
New environmentally friendly technology slashes LED light bulb cost up to 80% and delivers lowest total cost of ownership, best light quality and energy performance for commercial and residential markets versus incandescent, fluorescent, and other LED bulbs.

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At a time of sharply rising energy costs, super-efficient, cost-effective lighting for commercial, industrial, and residential applications takes a long-awaited, major step forward today with the introduction of Optimized Digital Lighting (ODL) -- a revolutionary LED (light emitting diode) light bulb, representing the first 100% digital and 100% solid state, high performance, low cost LED floodlight from Lighting Science, Inc., a subsidiary of The Phoenix Group Corporation (PXGC) of Dallas, Texas.

According to Lighting Science, Optimized Digital Lighting(TM) LED R-30 light bulbs are now available -- costing up to 80% less than other comparable LED light bulbs currently on the market and delivering longer useful lives.

Fred Maxik, Inventor and CEO of Lighting Science, says,"At a retail list price of $33 per bulb compared to existing LED light bulbs costing as much as $198 for R-30 floodlights, high performance LED light bulbs are now available at a truly affordable price to replace widely used 65-watt incandescent floodlights in commercial, industrial, and residential settings.

Very low energy consumption

ODL(TM) R-30 bulbs from Lighting Science consume only 5.6 watts of electricity and replace 65-watt incandescent bulbs and 15-watt fluorescent bulbs. Compared to existing analog incandescent units that are widely used in commercial and residential applications, ODL lamps reduce energy usage by almost 90% for the same end lumens, with a useful life that is up to 25 times longer (50,000 hours). Relative to fluorescent lighting, ODL units reduce energy usage by as much as 50%. ODL bulbs use the same light fixtures as incandescent and compact fluorescent bulbs.

Lighting Science technology delivers significant savings in initial costs as well as in operating energy costs, the best light quality, functionality, and up to 30% greater light output per watt compared to other LEDs. Applications include hotels, restaurants, retail stores, outdoor facilities, governmental facilities and residential lighting. "Other LED bulbs are not practical for these uses due to their significantly higher costs, the fact that more than one bulb can be required to replace a typical 65-watt incandescent bulb, or because other LEDs have much shorter useful lives or poorer light quality," explains Maxik.

Differences from Conventional LED Technology

Invented in 1968, LED technology uses semiconductors to convert electricity into light. Until recently, LEDs were used mostly as indicator lamps in electronic components and as signaling devices, such as traffic lights and automotive taillights. Until now, the historically high initial cost of LEDs, their lesser light quality, their limited functionality, and their appearance have delayed their widespread use for general illumination purposes. Their requirements for direct current and limits in color quality also impeded their deployment in mass applications, such as replacements for 65-watt incandescent bulbs.

ODL light bulbs employ a patent pending technology that significantly reduces heat generated by the bulb, leading to cooler operation, longer life, superior light quality and consistency -- while producing up to 30% greater light output per LED," explains Maxik. "Since LEDs account for the majority of a bulb's cost, our ODL technology enables us to use up to 30% fewer LEDs, thereby reducing the cost and passing the savings along to our customers."

A standard incandescent R-30 floodlight costs about $3.50 per bulb, but only lasts about 2,000 hours. However, an ODL bulb from Lighting Science lasts up to 50,000 hours. To equal one ODL bulb, a customer would have to purchase 25 incandescent bulbs for $87.50 (versus one ODL bulb for $33).

A series of incandescent bulbs delivering a total of 50,000 hours of use would cost $276 to operate at a cost of $0.085 per kilowatt-hour for the electricity. "One ODL bulb would use only $28 of electricity over the same period, a savings of almost 90%," Maxik notes.

In a commercial or an institutional location, the cost of labor to change a light bulb must be factored into the total cost comparison. According to Maxik, "A 300-room hotel using ODL bulbs could save as much as $60,000 annually in costs for light bulbs, electricity, and labor."

Maxik notes that customers in commercial, industrial and governmental markets may take advantage of the Energy Saving Sharing Program(SM) to cover the upfront cost in a complete conversion to Optimized Digital Lighting. In this program, Lighting Science supplies the bulbs, and the customer and Lighting Science share the savings from lower energy costs.

Distribution Key to Success

Lighting Science has teamed with Fulham Co., Ltd., a Honk Kong-based distributor of high-tech, energy saving lighting applications to market ODL products. With its U.S. office located in Hawthorne, California, Fulham is one of the top five designers and suppliers of lighting systems - electronic ballasts, sockets, and lamps - for businesses and homes in the United States, China, and the Middle East.

According to Brian Wald, CEO of Fulham, "Our company's tests confirm the high performance of Optimized Digital Lighting. For the first time, this type of LED bulb offers dramatic energy savings at a sensible cost - enabling rapid customer payback and ongoing energy savings. We anticipate very high customer interest and significant demand, especially in the retail and hospitality industries. This is particularly true when businesses realize the substantial additional savings of 90% or more in labor costs associated with frequent changing of incandescent bulbs."

At $3 billion per year (wholesale), the lighting market in the United States is substantial. According to a study by Sandia National Laboratories, 20% (or $63 billion) of all electricity consumed in 1998 in the United States was used for lighting. The study indicates that if just 6% of conventional lighting were replaced with LED lighting, more than $18 billion in energy costs could be saved.(1)

Product features

ODL bulbs from Lighting Science are now available in R-30 Edison medium-base floodlights. They emit either warm white light or amber light for indoor or outdoor use. The bulbs are available in two forms - a "T" shaped design for use in recessed canisters or a stylized cone-shaped bulb for lamps, track lighting, or other fixtures where the entire bulb is visible.

The amber-colored light is more effective than previous "bug lights" because the ODL bulb has been set to a frequency (or color) that does not attract most insects. Incandescent and fluorescent bulbs may be tinted yellow or amber, but they still emit light outside the desired color range. An added advantage is that an ODL bulb generates little heat, which attracts moths and other flying insects.

The bulbs appear to be made of glass, but they are fabricated with a polycarbonate housing - a high impact plastic far more durable and resistant to breakage than glass bulbs - which makes them safer to handle. ODL bulbs also are mercury-free, unlike fluorescent bulbs.

According to Maxik, "ODL lamps deliver superior light output and quality. They deliver the most "end lumens" - light directed efficiently to where it is needed. They provide the highest lumens per watt for mass applications with the best performance in energy usage."

Maxik also cites the added benefit that ODL products offer the lowest environmental impact of any available lighting technology, driven by their low energy consumption and controllable light dispersion - which greatly reduces greenhouse gas emissions as well as unwanted glare and reflection resulting in light pollution.

Secrets to performance

ODL technology from Lighting Science produces leading edge benefits as a result of several factors. First, the bulbs last longer because they run significantly cooler than most other LED bulbs due to patent pending technology. Second, unlike incandescent bulbs, there is no filament to wear out, which provides a significantly extended useful life. "Finally," Maxik says, "LED bulbs that generate significantly greater heat can, in as little as 15 minutes, experience degradation in both the amount of light output and light quality." Because ODL bulbs remain cooler, Lighting Science produces brighter bulbs by packing more individual LEDs into the same surface area, which allows the same size bulb to produce more light.

According to Maxik, ODL bulbs also produce the best and most consistent color of light because Lighting Science has solved a common problem in LEDs called "color shift." Color shift occurs when the color of light emitted by a bulb changes over time. Floodlights and spotlights from Lighting Science are designed to minimize color shift. Maxik explains: "We accomplish this by using red, green, and blue LEDs to make a white light. The more common approach is for manufacturers to use significantly more expensive blue or UV LEDs with a phosphor coating to make a white light. Phosphors generally degrade much faster than LEDs, causing a significant color shift and a useful life that is up to 60% shorter. Additionally, our superior functionality -- dimmable, instant on, and adaptability to conventional fixtures -- adds to the ability of Lighting Science to satisfy the needs of our customers."

Maxik says that he has spent a lifetime taking high-priced technology apart and figuring out how to put it back together again to deliver higher performance at lower cost. "The LED lighting market has been ripe for this kind of approach," he says.

About Lighting Science, Inc.

Lighting Science, Inc. is a subsidiary of The Phoenix Group Corporation (www.pxgp.com) which trades under the stock symbol PXGC.

Lighting Science, Inc. (www.lightingscience.com) develops, manufactures and sells optimized digital lighting solutions, including bulbs and fixtures -- to commercial, industrial, residential and governmental customers in the U.S. and internationally. Lighting Science's ODL benefits and features derive from its intellectual capital, patent pending design approach to LED lighting, patented manufacturing process, as well as a portfolio of services including customer Energy Saving Sharing Program(SM), technology licensing and custom design and integration services. Lighting Science's management is drawn from technology, operations, marketing, sales and finance.

Certain statements in the press release constitute "forward-looking statements" relating to The Phoenix Group Corporation and its subsidiaries within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding future events, our financial performance and operating results, our business strategy and our financing plans are forward-looking statements. In some cases you can identify forward-looking statements by terminology such as "may," "will," "would," "should," "could," "expect," "intend," "plan," "anticipate," "believe," "estimate," "predict, " "potential" or "continue, " the negative of such terms or other comparable terminology. These statements are only predictions. Known and unknown risks, uncertainties and other factors could cause actual results to differ materially from those contemplated by the statements. In evaluating these statements, you should specifically consider various factors that may cause our actual results to differ materially from any forward-looking statements.

(1) Haitz, Roland, Fred Kish, Jeffrey Tsao, and Jeff Nelson, "The Case for a National Research Program on Semiconductor Lighting," Sandia National Laboratories, April 2000.

"Lighting Science", "Optimized Digital Lighting" and "ODL" are trademarks of Lighting Science, Inc. "Energy Saving Sharing Program" is a service mark of Lighting Science, Inc.

Contact:
Harbor Group Communications
Tony Katz or Mark Weiss, 646-843-2110
Cell: 516-459-8512
or
Lighting Science, Inc.
Barbara Churchman, 214-382-3630